UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2007

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The Quantum Group, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	000-31727	20-0774748
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3420 Fairlane Farms Road, Suite C, Wellington, Florida, 33414

(Address of Principal Executive Office) (Zip Code)

(561) 798-9800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

The Quantum Group, Inc. (the “Company”) hereby incorporates by reference the disclosure made in Item 5.02 below.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On September 7, 2007, the Company entered into a five year employment agreement (the “Agreement”) with Mr. Noel J. Guillama, President and Chief Executive Officer.  The Agreement is effective as of the effective date of the registration statement currently on file with the Securities and Exchange Commission (SEC  File No. 333-142990) relating to a proposed secondary offering of the Company’s equity securities (the “Offering”) and will terminate five years from such effective date.  The initial five-year term is renewable upon mutual consent of Mr. Guillama and the Company for up to two additional five-year terms.  Mr. Guillama will receive an annual base salary of $175,000, plus annual increases of not less than 5% of the base salary and bonus compensation of 2% of the Company’s earnings before income taxes.

Upon the Agreement, Mr. Guillama is also entitled to receive grants of the following 10-year options, all of which shall be immediately exercisable as of the date of the grant:

(i)

Upon the effective date of the Offering, options to purchase 200,000 shares of the Company’s common stock with an exercise price of the Volume Weighted Average Price (VWAP) of the Company’s common stock for the 30 days preceding the date of the Offering; and

(ii)

Additional options to be granted as follows:

(a)

Upon the effective date of the Offering, option to purchase 20,000 shares of the Company’s common stock with an exercise price of the Volume Weighted Average Price (VWAP) of the Company’s common stock for the 30 days preceding the date of the Offering.

(b)

On each anniversary of the date of the Offering, options to purchase 20,000 shares plus an additional 10,000 shares of common stock for each year of employment of the Company’s common stock with an exercise price of the Volume Weighted Average Price (VWAP) of the Company’s common stock for the 30 days preceding the date of the Offering.

Mr. Guillama is entitled to participate in all medical, dental and life insurance, disability income, retirement plans and other employee benefits. Upon the termination of his employment for any reason, Mr. Guillama has agreed not to compete with the Company and not to solicit any of its employees for a period of two years following his termination. The Agreement provides for termination by the Company without cause or by Mr. Guillama in the event of a change of control. In either case, the Company will pay Mr. Guillama on a monthly basis at least two years’ additional salary at the base salary then in effect or, if more than two years remain for the term of the Agreement, then the Company will pay Mr. Guillama on a monthly basis additional salary at the base rate then in effect for the greater of one-half of the remaining period to the end of the term of the Agreement or two years. Mr. Guillama will be entitled to all stock options earned as of the date of termination and the Company will use its best efforts to register, within 90 days of any separation, at its expense, the public resale of all shares owned by the Mr. Guillama and his affiliates as well as all common stock underlying his options. In addition, in the event the termination of the Mr. Guillama is not for cause, the Company will pay him, monthly, for at least two years, additional salary at the base salary rate then in effect or, if more than two years remain for the term of the Agreement, then the Company will pay him, monthly, additional salary at the base salary rate then in effect for one-half of the remaining period to the end of the term of the employment agreement or two years, whichever is longer. In addition, the employment agreement contains indemnification and other terms and provisions customary for agreements of this nature. The foregoing is a summary of the material terms and provisions of the Agreement, a copy of which is filed as an exhibit hereto.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits.

10.1

Employment Agreement by and between the Company and Noel J. Guillama dated as of September 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE QUANTUM GROUP, INC.

By:	/s/ DONALD B. COHEN
Donald B. Cohen Chief Financial Officer

Date: September 12, 2007

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